Exhibit 99.1


NEWS BULLETIN



    FROM:
 CalAmp Logo

FOR IMMEDIATE RELEASE

                CalAmp Reports Fiscal 2009 Third Quarter Results


OXNARD, Calif., January 13, 2009--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal 2009 third quarter ended November 30, 2008. Key elements include:
* Consolidated third quarter revenues of $25.8 million up 11% on a sequential quarter basis driven by the shipment ramp of Direct Broadcast Satellite (DBS) products.
* GAAP loss from continuing operations of $1.8 million, or $0.07 loss per basic and diluted share, within expectations; Adjusted Basis (non-GAAP) loss from continuing operations of $0.7 million or $0.03 loss per basic and diluted share, also within expectations.
* Consolidated gross margin percentage of 29.6%; wireless datacom gross margin percentage of 40.0%.
* Positive third quarter operating cash flow; positive cash flow from operations of $3.3 million for the first nine months of fiscal 2009.

Rick Gold, CalAmp's President and Chief Executive Officer, commented, "I'm encouraged to see sequential growth in revenue during this latest quarter despite the tough macroeconomic conditions. This growth was driven by the resumption of volume shipments of satellite products to what has historically been our largest DBS customer. We are currently rebuilding our competitive position in the DBS market with revenue of $7.4 million in the third quarter, more than two times higher than the previous quarter. However, similar to most of our peers and customers, the global economic downturn is impacting
the top line results of our wireless datacom business.   Midway through our
fiscal third quarter, we started seeing sluggishness in short-term demand with some customers delaying contracts and postponing orders. That said, I continue to be encouraged with our operating execution and our ability to make steady progress within a challenging economic environment. Our recent product development activities have enabled us to extend our portfolio of wireless datacom products and improved our ability to serve existing customers and reach adjacent vertical markets. In addition, we continue to expand our market reach by developing partners and indirect channels. Finally, our intensified focus on inventory management has improved our liquidity position and helped generate $3.3 million in cash flow from operating activities through the first nine months of fiscal 2009."

Mr. Gold continued, "In response to current economic challenges, last week we took certain actions to realign the cost structure of our wireless datacom business. We have reorganized our Public Safety Mobile and Industrial Monitoring and Controls business units by combining the research and development groups, merging sales management and consolidating manufacturing operations. As part of this restructuring we have reduced our work force by 8%, which is expected to yield annualized savings of approximately $2.5 million. This will result in a charge of approximately $800,000 in the fourth quarter. We believe these changes will streamline operations and allow the Company to become more responsive to changing market dynamics and customer demand."

Mr. Gold concluded, "Subsequent to the end of the quarter, we announced the out-of-court settlement of litigation with Rogers Corporation, resulting in a $9 million cash payment to CalAmp. The dispute related to product performance issues involving laminate supplied by Rogers that was included in certain products manufactured by CalAmp and sold to a DBS customer. I am pleased that we have reached a satisfactory resolution of this matter. This settlement significantly improves CalAmp's financial strength and we believe is the best outcome for our shareholders."

Fiscal 2009 Third Quarter Results
Total revenue for the fiscal 2009 third quarter was $25.8 million compared to $32.1 million for the third quarter of fiscal 2008. The reduction in revenues was due primarily to lower sales of the Company's wireless datacom products.

Gross profit for the fiscal 2009 third quarter was $7.6 million, or 29.6% of revenues compared to gross profit of $10.0 million, or 31.3% of revenue for the same period last year. The reduction in gross profit and gross margin percentage in the latest quarter was due primarily to lower wireless datacom revenues. Wireless datacom gross margin percentage in the latest quarter was 40.0%.

Results of operations for the fiscal 2009 third quarter as determined in accordance with Generally Accepted Accounting Principles ("GAAP") was a loss from continuing operations of $1.8 million, or $0.07 loss per basic and
diluted share.   This compares to a loss from continuing operations of $58.9 million, or $2.49 loss per basic and diluted share, in the third quarter of
last year.   The lower loss in the current quarter was primarily attributable to a $65.7 million goodwill pretax impairment charge in the third quarter of last year.

The Adjusted Basis (non-GAAP) loss from continuing operations for the fiscal 2009 third quarter was $0.7 million, or $0.03 loss per basic and diluted share. This compares to Adjusted Basis (non-GAAP) income from continuing operations of $47,000, or zero cents per basic and diluted share, in the same period last year. Adjusted Basis income (loss) from continuing operations excludes the impact of amortization of intangible assets, stock-based compensation expense, in-process research and development and impairment charges, each net of tax to the extent applicable. A reconciliation of the GAAP basis loss from continuing operations to Adjusted Basis income (loss) from continuing operations is provided in the table at the end of this press release.

Liquidity
At November 30, 2008, the Company had total cash of $5.7 million, with $25.2 million in total outstanding bank debt and a $4.5 million note payable to a key DBS customer. Net cash provided by operating activities was $2.5 million for the three months ended November 30, 2008. For the nine month period ended November 30, 2008, net cash generated by operating activities was approximately $3.3 million. During the latest quarter, the principal on the Company's bank term loan was paid down by $750,000 and the principal on the note payable to the DBS customer was paid down by $528,000.

The Company was not in compliance with one of its financial covenants at the end of December 2008 that requires a minimum level of Wireless DataCom revenues on a rolling three-month basis. The Company has requested a waiver of this covenant violation and is currently in discussions with the banks,
but thus far the banks have not waived this noncompliance.   Consequently,
the Company has classified the entire term loan balance as a current liability in the consolidated balance sheet at November 30, 2008.

On January 12, 2009, the Company received a cash payment of $9 million from Rogers Corporation in an out-of-court litigation settlement. Under the terms of the Company's bank credit agreement as amended, the Company is obligated to pay 50% of the net cash proceeds of this legal settlement, or $4.1 million, to the banks as a reduction of the term loan balance. After giving effect to this principal payment, the balance of the term loan is approximately $20.3 million. The Company is continuing to seek a waiver of the covenant violation referred to above, and expects that it will ultimately refinance the bank debt from the proceeds of an asset-based loan at or before the December 31, 2009 maturity date.

Business Outlook
Commenting on the Company's business outlook for the fourth quarter of fiscal 2009, Mr. Gold said, "We expect to see sequential growth in our satellite business but expect our wireless datacom business to remain sluggish as a result of the difficult economic conditions. We continue to experience customer delays including a postponement of our recently announced driverless train project in Australia. Based on our current forecast, we believe fiscal 2009 fourth quarter consolidated revenues will be in the range of $22 to $26 million, with GAAP basis net income in the range of $0.06 to $0.10 per diluted share. The Adjusted Basis (non-GAAP) results of operations for the fourth quarter, which exclude amortization of intangible assets and stock-based compensation expense net of tax, are expected to be net income of $0.10 to $0.14 per diluted share. The GAAP and non-GAAP expected results for the fourth quarter include per share income net of tax of approximately $0.20 attributable to the $9 million legal settlement and the workforce reduction charge of $800,000. We expect to continue generating positive operating cash flow in the fourth quarter, even without the benefit of the Rogers legal settlement."

Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2009 third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Rick Gold and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 800-219-6110 or 303-205-0033. An audio replay will be available through January 20, 2009, by calling 800-405-2236 or 303-590-3000, and entering pass code 11124755.

Additionally, a live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

About CalAmp Corp.
CalAmp provides wireless communications solutions that enable anytime/anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management and direct broadcast satellite markets. The Company's products are marketed under the CalAmp, Dataradio, SmartLink, Aercept, LandCell and Omega trade names. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, the risk that the ultimate cost of resolving a product performance issue with one of the Company's key DBS customers may exceed the amount of reserves established for that purpose, the Company's ability to obtain a waiver from its banks under its Credit Agreement of an event of default arising from a financial covenant violation that arose at the end of December 2008, the length and extent of the U.S. market downturn stemming from the recent tightening of credit markets that may impact the Company's business and that of its customers and which may constrain the Company's ability to refinance its bank term loan, and other risks or uncertainties that are described in the Company's Annual Report on Form 10-K for fiscal 2008 and Form 10-Q for the fiscal 2009 third quarter as filed with the Securities and Exchange Commission on May 15, 2008 and January 13, 2009, respectively. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                        Lasse Glassen
Chief Financial Officer             General Information
(805) 987-9000                     (213) 486-6546
                                    lglassen@frbir.com



                      -Financial Tables to Follow-

                                     CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                   Three Months Ended     Nine Months Ended
                                      November 30,           November 30,
                                   ------------------     -----------------
                                     2008       2007        2008       2007
                                   -------    -------     -------    -------
Revenues                          $ 25,834   $ 32,061    $ 77,043   $111,122

Cost of revenues                    18,193     22,033      52,505    100,165
                                   -------    -------     -------    -------

Gross profit                         7,641     10,028      24,538     10,957

Operating expenses:
  Research and development           3,199      3,868       9,530     11,982
  Selling                            2,656      2,577       6,575      7,219
  General and administrative         2,990      3,498       9,352     10,157
  Intangible asset amortization      1,240      1,558       3,812      4,860
  In-process research
    and development                     -          -          -          310
  Impairment loss                       -      65,745         -       65,745
                                   -------    -------     -------    -------
                                    10,085     77,246      29,269    100,273
                                   -------    -------     -------    -------
Operating loss                      (2,444)   (67,218)     (4,731)   (89,316)

Non-operating expense, net            (522)      (622)     (1,272)    (1,712)
                                   -------    -------     -------    -------

Loss from continuing operations
 before income taxes                (2,966)   (67,840)     (6,003)   (91,028)

Income tax benefit                   1,128      8,909       2,170     17,894
                                   -------    -------     -------    -------
Loss from continuing operations     (1,838)   (58,931)     (3,833)   (73,134)

Loss from discontinued
  operations, net of tax               -          -           -       (1,532)
                                   -------    -------     -------    -------
Net loss                          $ (1,838)  $(58,931)   $ (3,833)  $(74,666)
                                   =======    =======     =======    =======



Basic and diluted loss per share:
  Loss from continuing
    operations                      $(0.07)    $(2.49)     $(0.15)    $(3.10)
  Loss from discontinued
    operations                          -          -           -       (0.06)
                                    ------     ------      ------     ------
Total basic and diluted
  loss per share                    $(0.07)    $(2.49)     $(0.15)    $(3.16)
                                    ======     ======      ======     ======

Shares used in per share
 calculations:
  Basic                             24,809     23,640      24,750     23,621
  Diluted                           24,809     23,640      24,750     23,621

                                   CAL AMP CORP.
                           BUSINESS SEGMENT INFORMATION
                             (Unaudited, in thousands)



                          Three Months Ended         Nine Months Ended
                             November 30,              November 30,
                         --------------------        ------------------
                          2008         2007           2008        2007
                         ------       ------         ------      ------

Revenue
  Satellite             $  7,384    $  8,353       $ 18,201    $ 41,235
  Wireless DataCom        18,450      23,708         58,842      69,887
                         -------     -------        -------     -------
    Total revenue       $ 25,834    $ 32,061       $ 77,043    $111,122
                         =======     =======        =======     =======

Gross profit (loss)
  Satellite             $    253    $    221       $    905    $(15,530)
  Wireless DataCom         7,388       9,807         23,633      26,487
                         -------     -------        -------     -------
    Total gross profit  $  7,641    $ 10,028       $ 24,538    $ 10,957
                         =======     =======        =======     =======

Operating income (loss)
  Satellite             $   (838)   $(44,061)(a)(b)$ (2,494)   $(62,356)(a)(b)
  Wireless DataCom          (293)(d) (21,842)(c)(e)   1,680 (d) (22,988)(c)(e)
  Corporate expenses      (1,313)     (1,315)        (3,917)     (3,972)
                         -------     -------        -------     -------
Total operating loss    $ (2,444)   $(67,218)      $ (4,731)   $(89,316)
                         =======     =======        =======     =======

 (a) Includes charges for estimated product warranty and related costs in the three and nine-month periods ended November 30, 2007 of $0.1 million and $17.9 million, respectively.

 (b) Includes a Satellite segment goodwill impairment charge of $43.2 million.

 (c) Includes a Wireless DataCom segment goodwill impairment charge of $22.5 million.

 (d) Includes intangible asset amortization expense in the three and nine-month periods ended November 30, 2008 of $1.2 million and $3.8 million, respectively.

 (e) Includes intangible asset amortization expense in the three and nine-month periods ended November 30, 2007 of $1.6 million and $4.9 million, respectively.

                                  CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                  November 30,   February 28,
                                                      2008           2008
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $  5,703        $  6,588
  Accounts receivable, net                            15,337          20,043
  Inventories                                         19,368          25,097
  Deferred income tax assets                           3,574           5,306
  Prepaid expenses and other current assets            8,122           9,733
                                                    --------        --------
     Total current assets                             52,104          66,767

Equipment and improvements, net                        3,897           5,070
Deferred income tax assets, less current portion      18,995          14,802
Goodwill                                              28,224          28,520
Other intangible assets, net                          20,612          24,424
Other assets                                           3,375           3,458
                                                    --------        --------
                                                    $127,207        $143,041
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $ 29,752        $  5,343
  Accounts payable                                     7,560          10,875
  Accrued payroll and employee benefits                3,336           4,218
  Accrued warranty costs                               3,921           3,818
  Other accrued liabilities                            9,858          11,800
  Deferred revenue                                     3,014           4,005
                                                    --------        --------
     Total current liabilities                        57,441          40,059
                                                    --------        --------

Long-term debt, less current portion                     -            27,187

Other non-current liabilities                          1,023           2,375

Stockholders' equity:
  Common stock                                           252             250
  Additional paid-in capital                         144,527         144,318
  Accumulated deficit                                (74,982)        (71,149)
  Accumulated other comprehensive income (loss)       (1,054)              1
                                                    --------        --------
     Total stockholders' equity                       68,743          73,420
                                                    --------        --------
                                                    $127,207        $143,041
                                                    ========        ========

                                      CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                          Nine Months Ended
                                                             November 30,
                                                          ------------------
                                                          2008         2007
                                                          ----         ----

Cash flows from operating activities:
    Net loss                                           $ (3,833)    $(74,666)
    Depreciation and amortization                         5,552        7,469
    Stock-based compensation expense                        838        1,605
    Write-off of in-process research
     and development costs                                  -            310
    Impairment loss                                         -         65,745
    Excess tax benefit from stock-based compensation        -            (64)
    Deferred tax assets, net                             (2,371)     (23,296)
    Loss on sale of discontinued operations,
     net of tax                                             -            935
    Gain on sale of investment                              -           (331)
    Changes in operating working capital                  3,065       18,080
    Other                                                   -             25
                                                       --------     --------
       Net cash provided (used) by
        operating activities                              3,251       (4,188)
                                                       --------     --------

Cash flows from investing activities:
    Capital expenditures                                   (650)      (1,106)
    Earn-out payments on Technocom acquisition           (1,183)        (703)
    Proceeds from sale of discontinued operations           420        4,000
    Proceeds from sale of property and equipment            -              8
    Proceeds from sale of investment                        -          1,045
    Acquisition of Aercept                                  -        (19,315)
    Acquisition of SmartLink, net of refunds from
     escrow fund                                            296       (7,944)
    Cash restricted for repayment of debt                   -         (3,340)
                                                       --------     --------
       Net cash used in investing activities             (1,117)     (27,355)
                                                       --------     --------

Cash flows from financing activities:
    Debt repayments                                      (2,778)      (2,210)
    Proceeds from stock option exercises                    -            206
    Excess tax benefit from stock-based compensation        -             64
                                                       --------     --------
       Net cash used in financing activities             (2,778)      (1,940)
                                                       --------     --------
Effect of exchange rate changes on cash                    (241)         982
                                                       --------     --------

Net change in cash and cash equivalents                    (885)     (32,501)

Cash and cash equivalents at beginning of period          6,588       37,537
                                                       --------     --------
Cash and cash equivalents at end of period             $  5,703     $  5,036
                                                       ========     ========

                                     CAL AMP CORP.
                           NON-GAAP EARNINGS RECONCILIATION
                (Unaudited, in thousands except per share amounts)


Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Loss from Continuing Operations and Adjusted Basis Loss from Continuing Operations Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis (non-GAAP) Loss from Continuing Operations and Adjusted Basis Loss from Continuing Operations Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.


The reconciliation of the GAAP Basis Loss from Continuing Operations to Adjusted Basis (non-GAAP) Loss from Continuing Operations is as follows:


                                        Three Months          Nine Months
                                           Ended                 Ended
                                        November 30,          November 30,
                                       -------------         -------------
                                        2008    2007         2008     2007
                                       -----   -----        -----    -----

GAAP Basis Loss from
 Continuing Operations              $ (1,838) $(58,931)   $ (3,833) $(73,134)

Adjustments to reconcile to
 Adjusted Basis Loss from
 Continuing Operations:

  Amortization of intangible assets,
   net of tax                            792       952       2,434     2,968
  Stock-based compensation expense,
   net of tax                            305       333         535       928

  In-process R&D, net of tax              -         -          -         189
  Impairment charge                       -     57,693         -      57,693
                                     -------   -------     -------   -------
Adjusted Basis Income (Loss) from
 Continuing Operations               $  (741)  $    47    $   (864) $(11,356)
                                     =======   =======     =======   =======
Adjusted Basis Loss from
 Continuing Operations
 per Diluted Share                   $ (0.03)  $    -     $  (0.03) $  (0.48)

Weighted average common shares
  outstanding on diluted basis        24,809    23,640      24,750    23,621


The reconciling items above are tax effected using the year-to-date effective tax rate. The computation of the year-to-date effective income tax rate is as follows:


                                                         Nine Months Ended
                                                            November 30,
                                                       ---------------------
                                                          2008          2007
                                                          ----          ----
Pretax loss from continuing operations
 as reported                                          $  (6,033)    $(91,028)
Add back nondeductible portion of impairment loss           -         45,056
                                                        -------      -------
Pretax loss from continuing operations before
 nondeductible item                                      (6,033)     (45,972)
Income tax benefit, as reported                           2,170       17,894
                                                        -------      -------
Effective income tax rate                                 36.2%        38.9%
                                                        =======      =======